Exhibit 99.1

Zoës Kitchen Announces Fourth Quarter and Fiscal Year 2016 Results
PLANO, TX - (BUSINESS WIRE) - February 23, 2017 - Zoe's Kitchen, Inc. ("Zoës Kitchen" or the "Company") (NYSE: ZOES) today reported financial results for the twelve and fifty-two weeks ended December 26, 2016.

Highlights for the twelve weeks ended December 26, 2016, as compared to the twelve weeks ended December 28, 2015:

•	Total revenue increased 17.6% to $62.0 million.

•	Comparable restaurant sales increased 0.7%.

•	Seven new Company-owned restaurants opened.

•	Restaurant contribution decreased 1.4% to $10.3 million.

•
Net loss was $0.5 million, or $0.03 per basic and diluted share, compared to net income of $2.6 million, or $0.13 per basic and diluted share. Net loss for the twelve weeks ended December 26, 2016 included a $1.7 million benefit for income taxes. Net income for the twelve weeks ended December 28, 2015 included a $3.4 million benefit for income taxes.

•	Adjusted net loss* was $1.4 million, or $0.07 per diluted share, compared to adjusted net loss of $0.5 million or $0.03 per diluted share.

•	Adjusted EBITDA* decreased 19.0% to $3.0 million.

Highlights for the fifty-two weeks ended December 26, 2016, as compared to the fifty-two weeks ended December 28, 2015:

•	Total revenue increased 21.8% to $276.0 million.

•	Comparable restaurant sales increased 4.0%.

•	38 new Company-owned restaurants opened.

•	Restaurant contribution increased 15.3% to $55.2 million.

•	Net income was $1.8 million, or $0.09 per basic diluted share, compared to net income of $1.1 million, or $0.06 per basic and diluted share.

•	Adjusted net income* was $1.7 million, or $0.08 per diluted share, compared to adjusted net income of $2.0 million or $0.10 per diluted share.

•	Adjusted EBITDA* increased 12.5% to $25.1 million.

(*) EBITDA, adjusted EBITDA, adjusted net income (loss), and adjusted weighted average shares are non-GAAP measures. For reconciliations of EBITDA, adjusted EBITDA and adjusted net income (loss) to GAAP net income (loss) and why the Company considers them useful, see the reconciliation of non-GAAP measures accompanying this release and the section entitled "Non-GAAP Financial Measures" below.

Kevin Miles, President and Chief Executive Officer of Zoës Kitchen, commented, “Fiscal 2016 marked another solid year of growth for Zoës Kitchen, and included a 22% increase in revenue, strong growth in restaurant-level contribution, and 38 new restaurants representing 23% unit growth. We also grew comparable restaurant sales by 4.0% for the year, including our 28th consecutive quarter of positive comp store sales growth, which we believe is particularly impressive given the headwinds that the restaurant industry is facing and the strong 7.7% comp store sales comparison we rolled over in the fourth quarter.”

Miles continued, “As we are nearing completion of several in-store infrastructure upgrades, we are now focused on more customer-facing innovation that should drive benefits in the back half of 2017.  Our plans include improvements to our website and mobile app, which will enable more direct customer engagement and an improved guest experience.  Furthermore, new capabilities like on-line ordering for catering and small order delivery will bring an additional level of convenience to our guests.  We also remain committed to menu innovation and will bring new menu items inspired by the bold flavors and ingredients of the Mediterranean to our guests."

Miles concluded, “We believe the strength of these initiatives will build on our brand promise to drive growth and shareholder value over the long term. I’m thrilled to lead this highly energized and motivated team as we bring the benefits of the Mediterranean lifestyle to families across America.”

Fourth Quarter 2016 Financial Results
Total revenue, which includes restaurant sales from Company-owned restaurants and royalty fees, increased 17.6% to $62.0 million in the twelve weeks ended December 26, 2016, from $52.7 million in the twelve weeks ended December 28, 2015. Restaurant sales for the twelve weeks ended December 26, 2016 were $61.9 million, an increase of 17.7% from the twelve weeks ended December 28, 2015.

Comparable restaurant sales increased 0.7% during the twelve weeks ended December 26, 2016, consisting of a 2.4% decrease in transactions and product mix combined with a 3.1% increase in price. The comparable restaurant base includes those restaurants open for 18 full periods or longer and included 150 restaurants as of December 26, 2016.

Restaurant contribution decreased 1.4% to $10.3 million from $10.4 million in the twelve weeks ended December 26, 2016. As a percentage of restaurant sales, restaurant contribution margin decreased 320 basis points to 16.6% due to increases in labor costs and store operating costs. The increase in labor and store operating costs was driven by the dilutive effect on margins from our newest restaurants which, on average, initially operate at less than system-wide average sales volumes. In addition, the increase in labor was driven primarily by hourly wage rate inflation and higher employee benefit costs and the increase in store operating expenses was driven by increased costs related to in-store technology investments.

Net loss for the twelve weeks ended December 26, 2016 was $0.5 million, or $0.03 per basic and diluted share, compared to net income of $2.6 million, or $0.13 per basic and diluted share, for the twelve weeks ended December 28, 2015. Adjusted net loss was $1.4 million, or $0.07 per diluted share, for the twelve weeks ended December 26, 2016, compared to adjusted net loss of $0.5 million or $0.03 per diluted share, for the twelve weeks ended December 28, 2015.

2016 Fiscal Year to Date Financial Results
Total revenue increased 21.8% to $276.0 million in the fifty-two weeks ended December 26, 2016, from $226.6 million in the fifty-two weeks ended December 28, 2015. Restaurant sales for the fifty-two weeks ended December 26, 2016 were $275.8 million, an increase of 21.8% from $226.4 million in the fifty-two weeks ended December 28, 2015.

Comparable restaurant sales increased 4.0% during the fifty-two weeks ended December 26, 2016, consisting of a 1.3% increase in transactions and product mix combined with a 2.7% increase in price.

Restaurant contribution increased 15.3% to $55.2 million in the fifty-two weeks ended December 26, 2016, from $47.9 million in the fifty-two weeks ended December 28, 2015. As a percentage of restaurant sales, restaurant contribution margin decreased 110 basis points to 20.0% due to increases in labor costs and store operating costs. The increase in labor and store operating costs was driven by the dilutive effect on margins from our newest restaurants which, on average, initially operate at less than system-wide average sales volumes. In addition, the increase in labor was driven primarily by hourly wage rate inflation and higher employee benefit costs and the increase in store operating expenses was driven by increased costs related to in-store technology investments.

Net income for the fifty-two weeks ended December 26, 2016 was $1.8 million, or $0.09 per basic and diluted share, compared to a net income of $1.1 million, or $0.06 per basic and diluted share, for the fifty-two weeks ended December 28, 2015. Adjusted net income was $1.7 million, or $0.08 per diluted share, for the fifty-two weeks ended December 26, 2016, compared to adjusted net income of $2.0 million, or $0.10 per diluted share, for the fifty-two weeks ended December 28, 2015.

Development
The Company opened seven new Company-owned restaurants during the twelve weeks ended December 26, 2016. As of December 26, 2016, there were 201 Company-owned restaurants and three franchised restaurants. As of February 23, 2017, the Company has opened three additional restaurants, bringing the total restaurant count to 207.

FY 2017 Outlook
For the fiscal year ending December 25, 2017, the Company currently expects the following:

•	Total revenue between $325.0 million and $327.0 million.

•	Comparable restaurant sales growth of 1.0% to 2.0%

•	38 to 40 Company-owned restaurant openings.

•	Restaurant contribution margin between 19.0% and 19.3%.

•	General and administrative expenses between 10.7% and 10.8% of total revenue, inclusive of $3.1 million of non-cash equity based compensation expense.

Earnings Conference Call
As previously announced, the Company will host a conference call to discuss its fourth quarter 2016 financial results today at 4:30 PM Eastern Time. Hosting the conference call will be Kevin Miles, President and Chief Executive Officer, and Sunil Doshi, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available afterwards and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13654068. The replay will be available until Thursday, March 2, 2017.

The conference call will also be webcast live from the Company’s corporate website at www.zoeskitchen.com under the Investor Relations section. An archive of the webcast will also be available through the corporate website shortly after the conference call has concluded.

Definitions
The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales comparisons for the comparable Company-owned restaurant base. A restaurant becomes comparable in its 18th full fiscal period of operation. The Company presents comparable restaurant sales on a fiscal calendar basis.  As a result, our comparable restaurant sales calculation may not correspond exactly to the related calendar periods.

Restaurant contribution is defined as restaurant sales less restaurant operating costs, which are cost of sales, labor, and store operating expenses. Restaurant contribution margin is restaurant contribution as a percentage of restaurant sales.

EBITDA, a non-GAAP measure, is defined as net income (loss) before interest, income taxes and depreciation and amortization.

Adjusted EBITDA, a non-GAAP measure, is defined for the periods presented as EBITDA plus loss (gain) on asset disposals, executive transition costs, non-cash casualty loss, and pre-opening costs.

Adjusted net income (loss), a non-GAAP measure, is defined as net income (loss) plus executive transition costs, non-cash casualty loss, and the provision (benefit) for income taxes; less an estimated tax rate of 38%.

Our first fiscal quarter consists of sixteen weeks and each of our second, third and fourth fiscal quarters consists of twelve weeks, except for a fifty-three week year when the fourth quarter has thirteen weeks.

About Zoës Kitchen
Founded in 1995, Zoës Kitchen is a fast casual restaurant concept serving a distinct menu of fresh, wholesome, Mediterranean-inspired dishes delivered with Southern hospitality. With 207 locations in 20 states across the United States, Zoës Kitchen aims to deliver goodness to its customers by providing simple, tasty and fresh Mediterranean meals, inspired by family recipes, and made from scratch daily.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "aim," "anticipate," "believe," "estimate," "expect," "forecast," "outlook," "potential," "project," "projection," "plan," "intend," "seek," "may," "could," "would," "will," "should," "can," "can have," "likely," the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expected.

While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are expressly qualified in their entirety by these cautionary statements. You should evaluate all forward-looking statements made in this press release in the context of the risks and uncertainties disclosed in our SEC filings. These filings are available online at www.sec.gov, www.zoeskitchen.com or upon request from Zoës Kitchen.

We caution you that the important factors referenced in our SEC filings may not contain all of the factors that are important to you. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences we anticipate or affect us or our operations in the way we expect. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, adjusted EBITDA, and adjusted net income (loss) (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 26, 2016	December 28, 2015	December 26, 2016	December 28, 2015
Revenue:
Restaurant sales	$61,941	$52,648	$275,756	$226,354
Royalty fees	42	43	207	203
Total revenue	61,983	52,691	275,963	226,557
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	18,738	15,802	83,502	70,518
Labor	19,517	16,070	81,129	64,756
Store operating expenses	13,387	10,327	55,921	43,217
General and administrative expenses	7,330	6,769	30,358	26,666
Depreciation	3,680	2,828	14,453	11,368
Amortization	366	376	1,606	1,638
Pre-opening costs	308	380	2,214	2,554
Non cash casualty loss	—	2	—	353
Loss (gain) from disposal of equipment	(73)	128	355	325
Total operating expenses	63,253	52,682	269,538	221,395
Income (loss) from operations	(1,270)	9	6,425	5,162
Other income and expenses:
Interest expense, net	949	821	3,848	3,270
Other income	(20)	(20)	(87)	(71)
Total other income and expenses	929	801	3,761	3,199
Income (loss) before provision for income taxes	(2,199)	(792)	2,664	1,963
Provision (benefit) for income taxes	(1,698)	(3,360)	861	839
Net income (loss)	$(501)	$2,568	$1,803	$1,124

Earnings per share:
Basic	$(0.03)	$0.13	$0.09	$0.06
Diluted	$(0.03)	$0.13	$0.09	$0.06
Weighted average shares of common stock outstanding:
Basic	19,460,467	19,384,091	19,434,622	19,344,896
Diluted	19,460,467	19,561,225	19,586,447	19,552,708

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations
Margin Analysis

The following table sets forth the percentage relationship to total revenue, except where otherwise indicated, for certain items included in the Company's consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 26, 2016	December 28, 2015	December 26, 2016	December 28, 2015
Revenue:
Restaurant sales	99.9%	99.9%	99.9%	99.9%
Royalty fees	0.1%	0.1%	0.1%	0.1%
Total revenue	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Restaurant operating costs (excluding depreciation and amortization)(1):
Cost of sales	30.3%	30.0%	30.3%	31.2%
Labor	31.5%	30.5%	29.4%	28.6%
Store operating expenses	21.6%	19.6%	20.3%	19.1%
General and administrative expenses	11.8%	12.8%	11.0%	11.8%
Depreciation	5.9%	5.4%	5.2%	5.0%
Amortization	0.6%	0.7%	0.6%	0.7%
Pre-opening costs	0.5%	0.7%	0.8%	1.1%
Non cash casualty loss	—	0.0%	—	0.2%
Loss (gain) from disposal of equipment	(0.1)%	0.2%	0.1%	0.1%
Total operating expenses	102.0%	100.0%	97.7%	97.7%
Income (loss) from operations	(2.0)%	0.0%	2.3%	2.3%
Other income and expenses:
Interest expense, net	1.5%	1.6%	1.4%	1.4%
Other income	(0.0)%	(0.0)%	(0.0)%	(0.0)%
Total other income and expenses	1.5%	1.5%	1.4%	1.4%
Income (loss) before provision for income taxes	(3.5)%	(1.5)%	1.0%	0.9%
Provision (benefit) for income taxes	(2.7)%	(6.4)%	0.3%	0.4%
Net income (loss)	(0.8)%	4.9%	0.7%	0.5%
(1) As a percentage of restaurant sales.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant count data)

	As of
	December 26, 2016	December 28, 2015
Balance Sheet Data:
Cash and cash equivalents	$5,493	$19,131
Total assets	215,219	197,994
Total debt (1)	29,913	28,653
Total liabilities	85,253	73,038
Total stockholders' equity	129,966	124,956
(1) Includes $29.7 million and $28.4 million of deemed landlord financing as of December 26, 2016 and December 28, 2015, respectively.

	Quarter Ended
	December 26, 2016	October 3, 2016	July 11, 2016	April 18, 2016	December 28, 2015
Selected Operating Data:
Company-owned restaurants at end of period	201	194	183	174	163
Franchise-owned restaurants at end of period	3	3	3	3	3
Company-owned:
Comparable restaurant sales growth	0.7%	2.4%	4.0%	8.1%	7.7%
Units in the comparable base	150	143	134	126	116

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA (non-GAAP presentation)
(in thousands)

	Twelve Weeks Ended			Fifty-two Weeks Ended
	December 26, 2016		December 28, 2015	December 26, 2016	December 28, 2015
Adjusted EBITDA:
Net income (loss), as reported	$(501)		$2,568	$1,803	$1,124
Depreciation and amortization	4,046		3,204	16,059	13,006
Interest expense, net	949		821	3,848	3,270
Provision (benefit) for income taxes	(1,698)		(3,360)	861	839
EBITDA	2,796		3,233	22,571	18,239
Asset disposals(1)	(73)		128	355	325
Pre-opening costs (2)	308		380	2,214	2,554
Non-cash casualty loss (3)	—		2	—	353
Executive transition costs (4)	—	—	—	—	868
Adjusted EBITDA	$3,031		$3,743	$25,140	$22,339

(1) Represents costs related to loss (gain) on disposal of equipment.
(2) Represents expenses directly associated with the opening of new restaurants that are incurred prior to opening, including pre-opening rent.
(3) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina damaged by a hurricane in 2015 and reopened in 2016.
(4) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our new CFO due to executive recruiter services and his employment commencement.

Zoe's Kitchen, Inc. and Subsidiaries
Unaudited Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (non-GAAP presentation)
(in thousands, except share and per share data)

	Twelve Weeks Ended		Fifty-two Weeks Ended
	December 26, 2016	December 28, 2015	December 26, 2016	December 28, 2015
Adjusted net income (loss):
Net income (loss), as reported	$(501)	$2,568	$1,803	$1,124
Non-cash casualty loss (1)	—	2	—	353
Executive transition costs (2)	—	—	—	868
Provision (benefit) for income taxes (3)	(1,698)	(3,360)	861	839
Pre-tax Adjusted net income (loss)	(2,199)	(790)	2,664	3,184
Estimated tax provision (benefit) (3)	(836)	(300)	1,012	1,210
Adjusted net income (loss)	$(1,363)	$(490)	$1,652	$1,974

Adjusted earnings per share:
Basic	$(0.07)	$(0.03)	$0.09	$0.10
Diluted	$(0.07)	$(0.03)	$0.08	$0.10
Weighted average shares outstanding:
Basic	19,460,467	19,384,091	19,434,622	19,344,896
Diluted	19,460,467	19,384,091	19,586,447	19,552,708

(1) Represents write-off of long-lived assets associated with a restaurant in Columbia, South Carolina damaged by a hurricane in 2015 and reopened in 2016.
(2) Represents costs associated with our former CFO's departure pursuant to his employment and transition agreement and costs associated with our new CFO due to executive recruiter costs and his employment commencement.

(3) For comparability, the provision for taxes is added back to arrive at pre-tax adjusted net loss; then an estimated 38% tax rate is applied to arrive at adjusted net income.